Asia Pay Adds Senior Management

SEATTLE and HONGKONG--(BUSINESS WIRE)--Feb. 2, 2005 - Asia Payment Systems Inc. (OTCBB:APYM) is pleased to announce the recent appointment of Ms. Edith Ho as Chief Financial Officer. Ms. Ho previously has served as Vice President Finance at Asia Payment Systems Inc.

The company=s new CFO brings with her more than 20 years of financial experience. Ms. Ho is a seasoned business executive with a strong technical background in accounting, tax, and information technology. Ms. Ho=s function will be to oversee accounting, revenue arrangements, banking, financial management and budgeting, as well as regulatory reporting for the company.

"I am excited to take on these additional duties. I see great potential for development and growth with Asia Pay. The business is gearing up in Asia. Hong Kong is the best location from which to lead the financial function, and I=m in Hong Kong," stated Edith Ho.

Ms. Ho has two decades of international accounting and finance experience in the USA, Australia, Singapore, and Hong Kong. She is a US Certified Public Accountant (CPA) and a partner with Taxplan, an Asian regional US expatriate tax and financial planning company. She has experience developing both public company and private company financial and cash control systems and corporate governance practices.

Matt Mecke, President & CEO of Asia Pay stated: "We are really pleased that Ms. Ho has accepted this position with Asia Pay. This is an important step in the evolution of Asia Pay from a development company to an operational role, providing payment services to an increasing clientele. Ms. Ho is highly qualified for this position, and she is experienced in the business of Asia Payment Systems, Inc.@

Ms. Ho replaces Ben Leboe, BCom, CA, CMC who has resigned as Chief Financial Officer and Director of Asia Pay to accept a Senior Position, Consulting, with the Business Development Bank of Canada, headquartered in Montreal, Canada.

About Asia Payment Systems, Inc.

www.asia-pay.com

Asia Pay is a USA public company with offices in Seattle, Washington; Beijing and Shenzhen, China and Hong Kong. Asia Pay is developing a credit-card processing network that provides clearing services to merchants, oil companies, and financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay=s mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place as Asia Pay commences delivering service to clients.  In addition, the company is continuing to identify sources of additional financing to permit the expansion of nationwide operations in the China market, which currently has an estimated 715 million debit cards in use, with annual growth of an additional 60 million cards.

Contacts:
Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel: +1-866-877-APAY
ir@asia-pay.com

Investor Relations:
Sussex Avenue Partners, Inc.
1-866-878-7739
News@sussexavenuepartners.com